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                                                                    EXHIBIT 21.1


                                         State of
                                       Incorporation/       Name Under Which
      Names of Subsidiaries            Organization         Business is Done
---------------------------------  -------------------- ------------------------

1.Camden Operating, L.P.                  Delaware        Camden Operating, L.P.

2.Camden USA, Inc.                        Delaware           Camden USA, Inc.

3.Camden Development, Inc.                Delaware      Camden Development, Inc.

4.Camden Realty, Inc.                     Delaware          Camden Realty, Inc.